Monar International Enters Into a Strategic Alliance and Distribution Agreement with EcoloCap for M-Fuel Technology

Monar will set up a production center in Canada, the first in North America for M-Fuel, a fuel emulsion proven to reduce consumption of diesel fuel by up to 30% and reduce emissions by up to 80%.

Montreal, Canada, November 30, 2012, Monar International Inc. (OTCQB: MNAI) is proud to announce that it has entered into a Strategic Alliance and Distribution Agreement for M-Fuel with EcoloCap Solutions of Chicago. (OTCQB: ECOS)

“We are extremely pleased to announce this Strategic Alliance after an extensive search for the right business venture that would bring additional value to our stakeholders,” said Robert Clarke, President and CEO at Monar International.  “After completing our due diligence on the M-Fuel technology, we have negotiated this agreement, positioning us at the cutting edge of alternative energy technologies.  We believe this is the ideal time to enter these markets as the world seeks to reduce dependence on fossil fuels and searches to find ways to reduce fuel costs, consumption and emissions at the same time.”

Clarke continues, “We are very fortunate to receive the guidance of Dr. Tri Vu Truong as we launch this venture. Dr. Truong is a leading scientist in the energy and ecology field and a Board Member of EcoloCap.  His innovation and experience are recognized globally as he has been part of the M-Fuel market research and development almost since the beginning. “

The Company is moving forward with ordering a Nano Processing Unit (“NPU’), to be built in Korea, and set-up of a production unit in Canada.  At the facility, potential users will be able to visualize the production of M-Fuel from a mix of diesel fuel or other Heavy Fuel Oils, water and the EcoloCap proprietary additive and also test the actual results in diesel engines and open furnaces on site.

“Given the obvious advantages of M-Fuel, we anticipate the impact to be considerable and to translate into volume sales in the short term,” concluded Mr. Clarke.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of Monar International Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Company Contact Information:
Contact:  Robert Clarke
E-mail:  ir@monarinc.com
Tel:  852-9738-1945
Monar International Inc.
United Success Commercial Centre, Suite 1103
508 Jaffe Road, Causeway Bay, Hong Kong
Canada Contact info: (514) 402-2538